Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Jul-05	Jun-05	May-05
Yield	15.92%	15.82%	16.52%
Less: Coupon	3.59%	3.44%	3.34%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.13%	5.03%	5.37%
Excess Spread	5.70%	5.85%	6.31%

Three Month Average Excess Spread	5.95%	5.94%	6.62%

Delinquency:
30 to 59 days	1.08%	1.08%	1.08%
60 to 89 days	0.74%	0.71%	0.71%
90 + days	1.48%	1.45%	1.44%
Total	3.30%	3.24%	3.23%

Payment Rate	18.93%	18.38%	19.12%